Exhibit 8.02
[DAVIS POLK & WARDWELL LLP LETTERHEAD]
September 3, 2009
Shanda Games Limited
No. 1 Office Building
No. 690 Bibo Road
Pudong New Area
Shanghai 201203
People’s Republic of China
Ladies and Gentlemen:
     We have acted as counsel to Shanda Games Limited, a company incorporated under the laws of the Cayman Islands (the “Company”), in connection with the registration statement on Form F-1 dated September 3 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, with respect to the initial public offering of the Company’s American depositary shares representing the Company’s class A ordinary shares.
     We are of the opinion that the section entitled “Taxation —United States Federal Income Tax Considerations” in the Registration Statement, insofar as it relates to U.S. federal income tax matters currently applicable to U.S. holders of the Company’s class A ordinary shares or American depositary shares representing class A ordinary shares (the “Securities”), and subject to the conditions and limitations set forth therein, accurately reflects the material U.S. federal income tax consequences of owning and disposing of the Securities.
     We are members of the Bar of the State of New York. We express no opinion as to any laws other than the federal income tax laws of the United States.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Davis Polk & Wardwell LLP
Davis Polk & Wardwell LLP